Dechert LLP 1900 K Street, N.W. Washington, DC 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax STEPHEN COHEN Partner stephen.cohen@dechert.com +1 202 261 3304 Direct +1 202 261 3024 Fax

December 12, 2025

RBC Funds Trust

250 Nicollet Mall, Suite 1550

Minneapolis, MN 55401

Re: RBC Funds Trust

Ladies and Gentlemen:

We have acted as counsel to RBC Funds Trust, a Delaware statutory trust (the “Trust”) and its separate series in connection with Post-Effective Amendment No. 176 to the Trust’s Registration Statement on Form N-1A (the “Amendment”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

We have reviewed and relied upon originals, copies or facsimile transmissions of, among other things, the following: the Amendment; the Trust’s Amended and Restated Agreement and Declaration of Trust dated June 29, 2017, and the Trust’s By-Laws effective January 13, 2004. In addition, we have reviewed and relied upon a certificate issued by the Secretary of State of the State of Delaware dated December 10, 2025, with respect to the Trust. We have also examined such documents and questions of law as we have deemed are necessary or appropriate for purposes of the opinion expressed below.

In rendering this opinion we have assumed, without independent verification, (i) the due authority of all individuals signing in representative capacities and the genuineness of signatures; (ii) the authenticity, completeness and continued effectiveness of all documents or copies furnished to us; (iii) that any resolutions provided to us have been duly adopted by the Trust’s Board of Trustees; (iv) that the facts contained in the instruments and certificates or statements of public officials, officers and representatives of the Trust on which we have relied for the purposes of this opinion are true and correct; and (v) that no amendments, agreements, resolutions or actions have been approved, executed or adopted which would limit, supersede or modify the items described above. Where documents are referred to in resolutions approved by the Trust’s Board of Trustees, or in the Amendment, we assume such documents are the same as in the most recent form provided to us, whether as an exhibit to the Amendment or otherwise.

RBC Funds Trust December 12, 2025 Page 2

Based upon the foregoing, we are of the opinion that the Trust’s shares registered under the Securities Act, when issued and sold in accordance with the terms of purchase described in the Amendment, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein. We hereby consent to the filing of this opinion as an exhibit to the Amendment and to the use of our name in the Amendment, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations thereunder.

We are members of the Bar of the District of Columbia and do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States of America and the District of Columbia. We note that we are not licensed to practice law in the State of Delaware, and to the extent that any opinion herein involves the laws of the State of Delaware, such opinion should be understood to be based solely upon our review of the documents referred to above and the published statutes of the State of Delaware.

Very truly yours,

 /s/ Dechert LLP